Exhibit 12
           INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                 (in thousands)



                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                       Nov. 30,   Nov. 30,  Nov. 30,   Nov. 30,
                                          1997       1996      1997       1996
Earnings before income taxes           $15,976    $12,338   $25,317    $16,963
Plus: Fixed charges (1)                  6,495      6,810    21,303     20,291
Less: Capitalized interest                   -         (7)       (9)       (26)

Earnings available to cover
  fixed charges                        $22,471    $19,141   $46,611    $37,228

Ratio of earnings to fixed charges        3.46       2.81      2.19       1.83

(1) Fixed charges consisted of the following:

                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                       Nov. 30,   Nov. 30,  Nov. 30,   Nov. 30,
                                          1997       1996      1997       1996
Interest expense, gross                $ 4,162    $ 4,438   $14,120    $13,375
Rentals (Interest factor)                2,333      2,372     7,183      6,916
  Total fixed charges                  $ 6,495    $ 6,810   $21,303    $20,291